Exhibit 10(y)

CRACKER BARREL OLD COUNTRY STORE, INC.
and
SUBSIDIARIES

FY 2019 Long-Term Incentive Program

ARTICLE I
General

1.1         Establishment of the Program. Pursuant to the Cracker Barrel Old Country Store, Inc. 2010 Omnibus Stock and Incentive Plan (the “Omnibus Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of Cracker Barrel Old Country Store, Inc. (the “Company”) hereby establishes this FY 2019 Long-Term Incentive Program (the “Program”).

1.2         Purpose. This Program consists of three forms of long-term incentive awards: (a) an LTPP Award, (b) a TSR-Variable RSU Award, and (c) a Time-Based RSU Award. The purposes of the Program are to reward officers of the Company and its subsidiaries for the Company’s financial and stock performance during fiscal years 2019, 2020 and/or 2021, as applicable, and to retain them during this time. The Program is also intended to attract and retain the best possible executive talent to the Company, to motivate officers to focus attention on long-term objectives and strategic initiatives, and to further align their interests with those of the shareholders of the Company.

1.3       Program Subject to Omnibus Plan. This Program is established pursuant to, and it comprises a part of, the Omnibus Plan. Accordingly, all of the terms and conditions of the Omnibus Plan are incorporated in this Program by reference as if included verbatim. In case of a conflict between the terms and conditions of the Program and the Omnibus Plan, the terms and conditions of the Omnibus Plan shall supersede and control the issue.

ARTICLE II
Definitions

2.1          Omnibus Plan Definitions. Capitalized terms used in this Program without definition have the meanings ascribed to them in the Omnibus Plan, unless otherwise expressly provided.

2.2          Other Definitions. In addition to those terms defined in the Omnibus Plan and elsewhere in this Program, whenever used in this Program, the following terms have the meanings set forth below:

(a)          “Affiliate” means of any corporation, partnership, limited liability company, association, trust or other entity or organization that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company, and “control” has the meaning specified in Rule 405 under the Securities Act of 1933, as amended.

(b)      “Cause,” in addition to those reasons specified in the Omnibus Plan, also includes unsatisfactory performance or staff reorganizations.

(c)         “Employment Agreement” means (i) a written employment agreement (not including an offer letter) pursuant to which a Participant is employed by the Company or an Affiliate, or (ii) a written agreement that governs the employment relationship between a Participant and the Company or an Affiliate in respect of a Change in Control or similar transaction affecting the Company.

(d)          “Grant Date” means the date on which an Award under this Program is granted by the Company to a Participant.

(e)         “LTPP Award” means an Award granted as an “LTPP Award” hereunder that is denominated in either cash or Shares, including any cash dividend equivalent rights related thereto, as determined by the Committee. An LTPP Award denominated in Shares shall be considered an Award of “Performance Shares” within the meaning of the Omnibus Plan, and an LTPP Award denominated in cash shall be considered an Award of a “Performance Unit” within the meaning of the Omnibus Plan.

(f)           “Operating Income” means operating income for a fiscal year of the applicable Performance Period, as calculated consistent with past practice and presented in the audited financial statements of the Company, subject to adjustment as follows: excluding (i) extraordinary gains or losses and the effects of any sale of assets (other than in the ordinary course of business), (ii) litigation claims, settlements and expenses, (iii) the effects of any changes in accounting principles, (iv) the effects of any charges or expenses related to extraordinary, non-operational charges or expenses relating to stockholder demands, inquiries or events and related governance and other responses, (v) the effects of charges or expenses related to an organizational restructuring of the Company or one or more Subsidiaries, (vi) the effects of charges or expenses related to any severance event, (vii) any other income or expenses which the Committee, in its discretion, determines are exceptional in nature.

(g)          “Performance Period” (i) with respect to LTPP Awards hereunder means the Company’s 2019 and 2020 fiscal years and (ii) with respect to TSR-Variable RSU Awards hereunder means the Company’s 2019, 2020 and 2021 fiscal years.

(h)           “Performance Shares” means the Shares payable pursuant to the settlement of an LTPP Award denominated in Shares.

(i)         “Relative TSR” means the change in the price of a Share (comparing the beginning Share price to the ending Share price, as calculated below), plus dividends paid, during the applicable Performance Period (“TSR”) as compared to the TSR of a group of peer companies as determined by the Compensation Committee. The beginning Share price shall be determined by averaging the applicable closing Share prices as reported by NASDAQ (or such other exchange or market on which the Shares are traded) during the 60-calendar day period on either side of the start of the Company’s 2019 fiscal year (last 30 days of FY19 and first 30 days of FY20). The ending Share price shall be determined by averaging the applicable closing Share prices as reported by NASDAQ (or such other exchange or market on which the Shares are traded) during the 60-calendar day period on either side of the end of the Company’s 2021 fiscal year (last 30 days of FY21 and first 30 days of FY22.

(j)          “Retirement” (or the correlative “Retire” or “Retires”) means the voluntary termination of employment by a Participant in good standing under this Program at a time when the Participant meets the definition of Retirement Eligible.

(k)           “Retirement Eligible” means that a Participant:

 1.  shall have achieved the age of 60, and

 2. has five (5) or more years of service with the Company, its predecessors or Subsidiaries, and

 3.  provides at least 60 days’ notice prior to the intended retirement date.

(l)          “Return on Invested Capital” means the quotient of the following, as calculated consistent with past practice and the audited financial statements: (i) the average of Operating Income for each year of the Performance Period plus the average of rent paid during each year of the Performance Period, divided by (ii) the average end of year balances for the 2017, 2018 and 2019 fiscal years of the sum of the following balance sheet items: inventory, net property held for sale, net property, plant & equipment and capitalized leases reduced by accounts payable.

(m)       “Target LTPP Award” means the target LTPP Award to which a Participant would be entitled if the Company achieves the applicable target performance determined by the Committee with respect to the applicable Performance Period.

(n)          “Target TSR-Variable RSU Award” means the target number of Shares payable pursuant to a TSR-Variable RSU Award to which a Participant would be entitled if the Company achieves the applicable target performance determined by the Committee with respect to the applicable Performance Period.

(o)        “Time-Based RSU Award” means an Award of Restricted Stock Units subject to time-based vesting requirements granted to a Participant hereunder.

(p)          “TSR-Variable RSU Award” means an Award granted as a “TSR-Variable RSU Award” hereunder that is denominated in Shares, including any cash dividend equivalent rights related thereto. TSR-Variable RSU Awards represent notional units of measurement each having a value equivalent to one Share, subject to the terms hereof. TSR-Variable RSU Awards are unfunded, unsecured obligations of the Company. A TSR-Variable RSU Award shall be considered an Award of “Performance Shares” within the meaning of the Omnibus Plan.

ARTICLE III
LTPP Awards

3.1       Eligibility. Participants eligible to receive an LTPP Award shall be those persons designated by the Committee or its duly authorized delegate. No new Participants are eligible after the third fiscal quarter of the Company’s 2019 fiscal year. The Company will provide each Participant with an Award Notice, in such form as the Company shall determine, setting forth such Participant’s Target LTPP Award.

3.2         Award Eligibility. The actual number of Performance Shares or amount of cash earned by a Participant pursuant to his or her LTPP Award shall be determined by multiplying the Target LTPP Award by a multiplier established by the Committee, which multiplier shall be determined based on the Company’s achievement of Return on Invested Capital during the Performance Period. The actual number of Performance Shares or amount of cash to be paid to a Participant pursuant to an LTPP Award may range from 0% to 200% of the Participant’s Target LTPP Award.

3.3       Settlement. Any LTPP Award made by the Committee shall be settled or paid promptly following the determination by the Committee of the level of achievement of Return on Invested Capital during the Performance Period, but in no event after March 15 of the calendar year following the calendar year in which the applicable Performance Period ends.

3.4         Restrictions; Cash Dividend Equivalent Rights. The Performance Shares (or cash) with respect thereto shall not vest or otherwise become payable to a Participant, nor shall a Participant have any of the rights of a shareholder of the Company with respect to any Performance Shares, until the end of the Performance Period to which the LTPP Award relates; provided, however, that Participants shall receive dividend equivalent rights in respect of the Performance Shares covered by the LTPP Award (if any) at the time of any payment of dividends to stockholders on Shares. The Performance Shares covered by a Participant’s LTPP Award will be credited with a cash amount equal to the amount that would be payable to the Participant as a stockholder in respect of a number of Shares equal to the maximum number of Performance Shares that could be issued to the Participant pursuant to the Participant’s LTPP Award as of the dividend record date. Each cash dividend equivalent right will vest and be payable at the time and only to the extent the Performance Shares to which it relates vest, and only those cash dividend equivalent rights that relate to Performance Shares covered by the earned LTPP Award shall be paid. No dividend equivalent rights will accrue with respect to LTPP Awards denominated in cash.

ARTICLE IV
TSR-Variable RSU Awards

4.1          Eligibility. Participants eligible to receive a TSR-Variable RSU Award shall be those persons designated by the Committee or its duly authorized delegate. No new Participants are eligible after the third fiscal quarter of the Company’s 2019 fiscal year. The Company will provide each Participant with an Award Notice, in such form as the Company shall determine, setting forth such Participant’s Target TSR-Variable RSU Award.

4.2          Award Eligibility. The actual number of Shares payable to a Participant pursuant to his or her TSR-Variable RSU Award shall be determined by multiplying the Target TSR-Variable RSU Award by a multiplier established by the Committee, which multiplier shall be determined based on the achievement of the Company’s Relative TSR during the applicable Performance Period. The actual number of Shares payable pursuant to a TSR-Variable RSU Award awarded to a Participant hereunder may range from 75% to 125% of the Participant’s Target TSR-Variable RSU Award.

4.3         Settlement. Settlement of vested TSR-Variable RSU Awards shall be made by delivering the applicable number of Shares to the Participants promptly following the date on which the Committee determines the achievement of Relative TSR during the Performance Period; but in no event after March 15 of the calendar year following the calendar year in which the applicable Performance Period ends.

4.4       Restrictions; Cash Dividend Equivalent Rights. No TSR-Variable RSU Award shall vest or otherwise become payable to a Participant prior to the expiration of the applicable Performance Period, nor shall a Participant have any of the rights of a shareholder of the Company with respect to any TSR-Variable RSU Award until the end of the applicable Performance Period; provided, however, that Participants shall receive dividend equivalent rights in respect of the Shares issued under the TSR-Variable RSU Award at the time of any payment of dividends to stockholders on Shares. The Shares subject to a Participant’s TSR-Variable RSU Award will be credited with a cash amount equal to the amount that would be payable to the Participant as a stockholder in respect of a number of Shares equal to the maximum number of Shares that could be issued to the Participant pursuant to the Participant’s TSR-Variable RSU Award as of the dividend record date. Each cash dividend equivalent right will vest and be payable at the time and only to the extent the Shares to which it relates vest, and only those cash dividend equivalent rights that relate to Shares covered by the earned TSR-Variable RSU Award shall be paid.

ARTICLE V
Time-Based RSU Awards

5.1         Eligibility. Participants eligible to receive a Time-Based RSU Award under this Program shall be those persons designated by the Committee or its duly authorized delegate. No new Participants are eligible after the third fiscal quarter of the Company’s 2019 fiscal year. The Company will provide each Participant with an Award Notice, in such form as the Company shall determine, setting forth such Participant’s Target Time-Based RSU Award.

5.2          Limitations.  Awards of Time-Based RSUs shall be subject to all the restrictions, limitations and other terms and provisions of the Omnibus Plan and this Program. Each Time-Based RSU shall be a notional unit of measurement denominated in Shares (i.e., one Time-Based RSU being equivalent in value to one Share, subject to the terms hereof).   Time-Based RSUs shall represent an unfunded, unsecured obligation of the Company. A bookkeeping account will be maintained by the Company to keep track of the Time-Based RSUs and any dividend equivalent rights that may accrue as provided hereunder.

5.3         Vesting.  Awards of Time-Based RSUs, subject to all of the restrictions, limitations and other terms and provisions of the Omnibus Plan and this Program, shall become 100% vested on the third anniversary of the Grant Date (such date, the “Vesting Date”) so long as the Participant has been continuously employed by the Company or its Affiliates from the Grant Date until such Vesting Date.

5.4         Restrictions; Cash Dividend Equivalent Rights. A Participant shall not have any of the rights of a shareholder of the Company with respect to any Time-Based RSU Award until the end of the applicable Vesting Period; provided, however, that Participants shall receive dividend equivalent rights in respect of the Shares issued under the Time-Based RSU Award at the time of any payment of dividends to stockholders on Shares. The Shares subject to a Participant’s vested Time-Based RSU Award will be credited with a cash amount equal to the amount that would be payable to the Participant as a stockholder in respect of a number of Shares equal to the number of Shares covered by the Time-Based RSU Award outstanding and unpaid as of the dividend record date. Each cash dividend equivalent right will vest and be payable at the time and only to the extent the Time-Based RSU Award to which it relates is paid, and only those cash dividend equivalent rights that relate to Shares issued under the vested Time-Based RSU Award shall be paid.

5.5         Settlement. A Participant shall be entitled to settlement of an Award of Time-Based RSUs on the Vesting Date. Such settlement shall be made as promptly as practicable thereafter (but in no event after the thirtieth day following the applicable Vesting Date). Any settlement of Time-Based RSUs granted pursuant to an Award thereof shall be made in Shares through the issuance to the Participant of a stock certificate (or evidence such Shares have been registered in the name of the Participant with the relevant stock agent) for a number of Shares equal to the number of such vested Time-Based RSUs; provided, that any cash-based dividend equivalent rights granted pursuant to Section 5.4 hereof shall be paid in cash when (and only if) the Time-Based RSUs to which they relate are settled.

ARTICLE VI
Additional Vesting Conditions
Applicable to Awards

6.1         Service Requirements. In addition to the performance and/or time-based vesting requirements set forth in this Program, but subject to the remaining provisions of this Article VI, the right of any Participant to receive settlement or payment of an Award granted hereunder shall become vested only if he or she remains continuously employed by the Company or an Affiliate from the grant date of the Award until the end of the applicable Performance Period or Vesting Period, as the case may be. Subject to Sections 6.2 to 6.5 hereof, if the service vesting requirements of this Section 6.1 are not satisfied, all of the Shares (including any cash dividend equivalent rights related thereto) or cash subject to Awards granted hereunder shall be immediately forfeited and the Participant’s rights with respect thereto shall cease.

6.2       Death, Disability or Retirement. If, prior to the end of the Performance Period or the Vesting Date, as the case may be, a Participant’s employment is terminated because of death, disability or Retirement, any Award of such Participant shall be reduced pro rata to reflect only employment prior to that termination. The reduced Award shall be based upon the number of calendar days of employment from the beginning of the applicable Performance Period or Grant Date, as the case may be (or, if later, the date of the Participant’s hire) until the date of such termination. In the case of a Participant’s disability, the employment termination shall be deemed to have occurred on the date the Committee determines that the disability has occurred, pursuant to the Company’s then-effective group long-term disability insurance benefit for officers. The Award shall otherwise be determined and settled or paid (including any cash dividend equivalent rights related thereto) on the same schedules set forth in Section 3.3, Section 4.3, or Section 5.5, as the case may be, including being conditioned upon the achievement of any applicable performance goals.

6.3         Termination Following Performance Period. If a Participant ceases to be employed by the Company (or any Affiliate) for any reason other than for Cause following the close of the applicable Performance Period, the Participant shall be entitled to payment or settlement of his or her LTPP Award and/or TSR-Variable RSU Award at the time and on the basis specified in Section 3.3 or Section 4.3, as the case may be.

6.4       Termination of Employment For Cause. If, prior to the date on which any Award is finally paid or settled, a Participant’s employment is terminated for Cause, all of the Participant’s rights to any Awards hereunder shall be forfeited.

6.5         Effect of Change in Control.  In the event of a Change in Control, any Awards granted hereunder shall vest and otherwise be handled pursuant to the terms of a Participant’s Employment Agreement, or, if the Participant does not have an Employment Agreement, as the Committee in its discretion shall determine in accordance with the Omnibus Plan.

6.6         Tax Withholding.  Except as otherwise provided by the Committee, upon the settlement of any Award, the Company shall reduce the number of Shares (and the amount of cash, in the case of cash-based dividend equivalent rights) that would otherwise be issued to the Employee upon settlement of the Award by a number of Shares (and cash, if applicable) having an aggregate Fair Market Value on the date of such issuance equal to the payment to satisfy at least the minimum withholding tax obligation (or such other withholding amount as determined by the Committee or the Participant that would not exceed the maximum withholding obligation provided by law or that otherwise would not result in adverse accounting treatment of the Award to the Company) of the Company with respect to which the Award is being settled.

ARTICLE VII
Recoupment Policy

7.1        General Recoupment Policy. The Company is entitled to recover any incentive compensation awarded or paid pursuant to this Program based on (i) achievement of financial results that were subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or the federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or other performance metrics not derived from audited GAAP financial statements used by the Committee to determine the amount of the incentive compensation were materially inaccurate, in each case regardless of individual fault. The provisions of this Article VII shall apply to any incentive compensation earned or paid to a Participant pursuant to this Program, including compensation paid in Shares and any cash dividend equivalent rights related thereto. Subsequent changes in status, including retirement or termination of employment, do not affect the Company’s rights to recover compensation under this policy.

7.2          Administration of Policy. The Committee will administer this policy and exercise its discretion and business judgment in the fair application of this policy based on the relevant facts and circumstances. More specifically, the Committee shall use its reasonable best efforts to determine any appropriate amounts to recoup, the officers from whom such amounts shall be recouped (which need not be all officers who received the bonus compensation at issue) and the timing and form of recoupment; provided, that only compensation paid or settled within three years prior to the Committee taking action under this Article VII shall be subject to recoupment; provided further, that any recoupment pursuant to Section 7.1 shall not exceed the portion of any applicable bonus paid hereunder that is in excess of the amount of performance-based or incentive compensation that would have been paid or granted based on the actual, restated financial statements or actual level of the applicable financial or performance metrics as determined by the Committee.

7.3         Setoff. For avoidance of doubt, the Company may set off the amounts of any such required recoupment against any amounts otherwise owed by the Company to a Participant, solely to the extent any such offset complies with the requirements of Section 409A of the Code and the guidance issued thereunder.

7.4         Other Adjustments. If any restatement of the Company’s financial results indicates that the Company should have made higher performance-based payments than those actually made under the Program for a period affected by the restatement, then the Committee shall have discretion, but not the obligation to cause the Company to make appropriate incremental payments to affected Participants then-currently employed by the Company. The Committee will determine the amount, form and timing of any such incremental payments, which shall be no more than the difference between the amount of performance-based compensation that was paid or awarded and the amount that would have been paid or granted based on the actual, restated financial statements.

ARTICLE VIII
Miscellaneous

8.1         Restrictions on Transfer. No Award covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by voluntary or involuntary act or by operation of law, other than by testamentary bequest or devise or the laws of descent or distribution. Distribution of Shares to which any Awards relate (including any dividend equivalent rights) will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or, if the Participant is deceased, to the beneficiaries or personal representative that the Participant has designated in the manner required by the Committee. The Committee may require personal receipts or endorsements of a Participant's personal representative or beneficiaries. Any effort to assign or transfer the rights will be wholly ineffective, and will be grounds for termination by the Committee of all rights of the Participant and his/her beneficiary in and under this Program.

8.2         Effect of Employment Agreement. Any provisions of a Participant’s Employment Agreement relating to the effect of a termination of the Participant’s employment upon his or her rights with respect to the Awards covered hereby, including, without limitation, any provisions regarding acceleration of vesting and/or payment of the Awards in the event of termination of employment, shall be fully applicable and supersede any provisions hereof with respect to the same subject matter.

8.3          No Right of Employment. Nothing in this Program shall confer upon any Participant any right to continue as an employee of the Company or an Affiliate or interfere in any way with the right of the Company or an Affiliate to terminate a Participant’s employment at any time or to change the terms and conditions of such employment.

8.4          Governing Law. This Program and the Awards issued hereunder shall be construed and enforced in accordance with the laws of the State of Tennessee, without giving effect to the choice of law principles thereof.

8.5           Section 409A.

(a)         Notwithstanding the other provisions hereof, the Awards issued hereunder are intended to comply with or be exempt from the requirements of Section 409A of the Code, to the extent applicable, and this Program shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. If any payment cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Except to the extent permitted under Section 409A of the Code, in no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Award.

(b)           Notwithstanding any provision to the contrary in this Program and to the extent that Section 409A of the Code (including Section 409A(a)(2)(b) of the Code) is applicable to this Program, if on the date of a Participant’s termination of employment, he or she is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in accordance with its “specified employee” determination policy, then the amount of an Award that constitutes deferred compensation subject to the requirements of Section 409A of the Code that are payable within the six (6) month period following such Participant’s separation from service shall be postponed for a period of six (6) months following the “separation from service” with the Company (or any successor thereto). Any payments delayed pursuant to this Section 8.5(b) will be made in a lump sum on the Company’s first regularly scheduled payroll date that follows such six (6) month period or, if earlier, the date of the Participant’s death.

(c)         Notwithstanding any other provision to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Program providing for the payment of “deferred compensation” (within the meaning of Section 409A of the Code) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Program, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(d)         For the avoidance of doubt, any payment due pursuant to this Program within a period following an applicable payment event, shall be made on a date during such period as determined by the Company in its sole discretion.